Exhibit 16.1

Chang G. Park, CPA, Ph. D.

t 371 E St. t CHULA VISTA, CALIFORNIA 91910 t
TEL (619) 691-1566 t DIRECT (858) 722-5953 t FAX (858) 408-2695
t E-Mail changgpark@gmail.com

_______________________________________________________________________________________

March 9, 2007

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated February 28th, 2007, of Aviation Upgrade Technologies, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or review scope or procedure.

We have no basis to agree or disagree with other statements of the Registrant contained therein. If you have any questions or need additional information, please call me at (619) 691-1566.

Sincerely,

/s/ Chang G. Park
Chang G. Park, CPA